Exhibit 99.7

Lock-up Agreement

August 15, 2023

Jefferies LLC (“you” or “Jefferies”)

520 Madison Avenue

New York, New York 10022

RE: Holley Inc. (the “Company”)

Ladies & Gentlemen:

Holley Parent Holdings, L.L.C. (“the undersigned” or “Selling Stockholder”) is a record or beneficial owner of common stock of the Company (“Common Stock”) and Related Securities (as defined below). In connection with a possible transaction involving the Selling Stockholder (“Transaction”), and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Selling Stockholder agrees as follows:

During the period commencing the date hereof and ending (and including) the 45th day from the date hereof (“Lock-up Period”), except pursuant to the Transaction, the Selling Stockholder will not (and will cause its affiliates ((other than the Company and its subsidiaries) not to), without the prior written consent of Jefferies (which consent may be withheld in its sole discretion), directly or indirectly: (i) sell, offer to sell, contract to sell or lend any Common Stock or any options or warrants or other rights to acquire Common Stock or any securities exchangeable or exercisable for or convertible into Common Stock (“Related Securities”); (ii) effect any short sale or establish or increase any put equivalent position or liquidate or decrease any call equivalent position of any Common Stock or Related Securities; (iii) pledge, hypothecate or grant any security interest in any Common Stock or Related Securities; (iv) in any other way transfer or dispose of any Common Stock or Related Securities (other than ordinary course transfers among the Selling Stockholder and its affiliates); (v) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any Common Stock or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (vi) announce the offering of any Common Stock or Related Securities; (vii) participate in the filing of any registration statement under the Securities Act in respect of any Common Stock or Related Securities; or (viii) publicly announce the intention to do any of the foregoing.

The undersigned now has, and for the duration of this Lock-Up Agreement will have, good and marketable title to the undersigned’s Common Stock free and clear of all liens, encumbrances, and claims whatsoever, other than encumbrances arising under U.S. federal securities laws.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Common Stock and Related Securities except in compliance with the foregoing restrictions.

The undersigned confirms that the undersigned has not taken any action designed to or that might reasonably be expected to cause or result in the manipulation of the price of any security of the Company. The undersigned will not take, directly or indirectly, any such action during the Lock-Up Period.

Whether or not any Transaction occurs as currently contemplated or at all depends on market conditions and other factors. Any Transaction will only be made pursuant to a subsequent written agreement, the terms of which are subject to negotiation between the Selling Stockholder and you. The undersigned acknowledges that Jefferies is relying on the representations and agreements of the undersigned contained in this letter agreement.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this letter agreement. This letter agreement is irrevocable and will be binding on the undersigned and the successors and permitted assigns of the undersigned.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement incorporates the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party. This Agreement may be executed in one or more facsimile or emailed PDFs, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. This Agreement shall not be assigned by the Selling Stockholder. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed via nationally recognized overnight courier service or hand delivered (a) if to you, at the address set forth above, Attention: General Counsel.

HOLLEY PARENT HOLDINGS, L.L.C.

Signature

/s/ Vincent Taurassi

Printed Name of Person Signing

Vincent Taurassi

(Indicate capacity of person signing if signing as custodian or trustee, or on behalf of an entity)

Attorney-in-Fact